Exhibit 99.1

August 1, 2018

SRC Energy Inc. Reports Second Quarter 2018 Financial and Operating Results

Denver--(GlobeNewswire - 8/1/2018) -- SRC Energy Inc. (NYSE American: SRCI) (“SRC”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company with operations focused on the Wattenberg Field in the Denver-Julesburg Basin, reports its financial and operating results for the three and six months ended June 30, 2018.

Second Quarter 2018 Highlights

•	Revenues were $147.1 million for the three months ended June 30, 2018

•	Net income was $49.6 million or $0.20 per diluted share for the three months ended June 30, 2018

•
Adjusted EBITDA was $107.7 million and $223.4 million for the three and six months ended June 30, 2018 , respectively (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

•	Drilling and completion capital expenditures were $120.2 million and $231.2 million for the three and six months ended June 30, 2018, respectively

Second Quarter 2018 Financial Results

The following tables present certain per unit metrics that compare results of the corresponding reporting periods:

	Three Months Ended			Six Months Ended
Net Volumes	6/30/2018	6/30/2017	% Chg.	6/30/2018	6/30/2017	% Chg.
Crude Oil (MBbls)	1,846	1,262	46%	3,887	1,942	100%
Natural Gas Liquids (MBbls)	992	662	50%	1,750	1,005	74%
Natural Gas (MMcf)	8,987	6,264	43%	16,706	9,710	72%
Sales Volumes: (MBOE)	4,336	2,969	46%	8,422	4,566	84%
Average Daily Volumes
Daily Production (BOE)	47,646	32,624	46%	46,528	25,224	84%
Product Price Received
Crude Oil ($/Bbl)	$61.22	$41.11	49%	$58.48	$41.60	41%
Natural Gas Liquids ($/Bbl)	$17.65	13.18	34%	$18.30	14.12	30%
Natural Gas ($/Mcf)	$1.64	$2.29	(28)%	$1.87	$2.42	(23)%
Avg. Realized Price ($/BOE)	$33.50	$25.26	33%	$34.50	$25.96	33%
Per Unit Cost Information ($/BOE)
Lease Operating Exp.	$2.68	$1.67	60%	$2.31	$1.91	21%
Production Tax	$3.47	$3.19	9%	$3.38	$2.39	41%
DD&A Expense	$9.66	$8.90	9%	$9.38	$8.69	8%
Total G&A Expense	$2.17	$2.56	(15)%	$2.26	$3.46	(35)%

Revenues for the three months ended June 30, 2018 increased 96% compared to the three months ended June 30, 2017. This increase was driven by growth in sales volumes, combined with an improvement in realized oil price, which was partially offset by a decrease in realized gas prices. The decreased gas price was primarily due to widening of differentials to the Colorado Interstate Gas index.

Lease operating expense for the three months ended June 30, 2018 increased due to the Company’s ongoing growth and expanding asset base. Elevated line pressures temporarily drove operating costs on a unit basis higher as the Company incurred incremental costs without the benefit of flush production from new wells.

The Company's 2018 second quarter net income totaled $49.6 million, or $0.20 per diluted share, compared to a net income of $27.9 million, or $0.14 per diluted share, in the year ago quarter. Adjusted EBITDA in the second quarter of 2018 was $107.7 million as compared to $55.9 million in the year ago quarter.

During the second quarter of 2018, SRC entered into an agreement to purchase leasehold acreage and associated production for $31 million. This transaction increases the Company's working interest in existing operations and planned wells. Following the 2018 second quarter end, SRC reached an agreement to trade approximately 2,500 net acres with an undisclosed party. These transactions further enhance the contiguous nature of the Company's acreage position.

Management Comment
Lynn A. Peterson, Chairman and CEO of SRC Energy Inc. commented, "As announced today by DCP Midstream, the Mewbourn 3 plant has been placed into service and is processing gas. This is the first of several significant, new natural gas processing plants that have been announced for the DJ Basin over the next few quarters leading to a near doubling of capacity and a bright future for the Basin. We now have line of sight on increased gas processing for several years and we look forward to a more stable operating environment. Despite the curtailed production during the first half of 2018 the Company’s capital expenditures have principally been funded by internally generated cash flows."

Concluding, Mr. Peterson added, "I would like to commend our field team for all of their hard work around the constraints associated with the lack of gas processing and our land team for the recent acreage transactions that have further enhanced SRC's acreage position"

Conference Call

The Company will host a conference call on Thursday, August 2, 2018 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, Chief Development Officer Nick Spence, Chief Operations Officer Mike Eberhard, and Manager of Investor Relations John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter. Please refer to SRC's website at www.srcenergy.com for the most recent corporate presentation and other news and information.

To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122
International Dial-in Number: (201) 493-6747

Webcast: https://78449.themediaframe.com/dataconf/productusers/srci/mediaframe/25642/indexl.html

Replay Information:
Conference ID #:  411931
Replay Dial-In (Toll Free US & Canada):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  8/16/18

About SRC Energy Inc.

SRC Energy Inc. is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Greater Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about SRC is available at www.srcenergy.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements in the release relate to, among other things, the construction and impact of new midstream facilities in the DJ Basin. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks associated with the construction of new midstream facilities, the impact of those facilities and other risks associated with the availability of adequate midstream infrastructure; the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com

Reconciliation of Non-GAAP Financial Measures
We define adjusted EBITDA, a non-GAAP financial measure, as net income adjusted to exclude the impact of the items set forth in the table below. We exclude those items because they can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and may also be used by investors to measure our ability to meet debt covenant requirements. The following table presents a reconciliation of adjusted EBITDA to net income, its nearest GAAP measure:

SRC ENERGY INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA:
Net income	$49,624	$27,936	$115,420	$47,816
Depreciation, depletion, and accretion	41,877	26,427	78,958	39,656
Stock-based compensation	3,146	2,685	5,942	5,360
Mark-to-market of commodity derivative contracts:
Total gain on commodity derivatives contracts	14,294	(1,328)	20,075	(4,707)
Cash settlements on commodity derivative contracts	(4,566)	153	(6,121)	234
Interest income, net of interest expense	(5)	(20)	(14)	(31)
Income tax expense	3,347	—	9,158	—
Adjusted EBITDA	$107,717	$55,853	$223,418	$88,328

Condensed Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the condensed consolidated financial statements, can be found in SRC's Quarterly Report on Form 10-Q for the period ended June 30, 2018, which is available at www.sec.gov.

SRC ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	June 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$53,145	$48,772
Other current assets	110,067	111,263
Total current assets	163,212	160,035

Oil and gas properties and other equipment	2,072,329	1,876,576
Goodwill	40,711	40,711
Other assets	6,294	2,242

Total assets	$2,282,546	$2,079,564

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	249,949	202,307

Revolving credit facility	25,000	—
Notes payable, net of issuance costs	538,762	538,186
Asset retirement obligations	23,154	28,376
Other liabilities	11,556	2,261
Total liabilities	848,421	771,130

Shareholders' equity:
Common stock and paid-in capital	1,484,785	1,474,514
Retained deficit	(50,660)	(166,080)
Total shareholders' equity	1,434,125	1,308,434

Total liabilities and shareholders' equity	$2,282,546	$2,079,564

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$115,420	$47,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and accretion	78,958	39,656
Provision for deferred taxes	9,158	—
Other, non-cash items	15,807	(505)
Changes in operating assets and liabilities	16,419	(12,509)
Net cash provided by operating activities	235,762	74,458

Cash flows from investing activities:
Acquisitions of oil and gas properties and leaseholds	(16,402)	(29,998)
Capital expenditures for drilling and completion activities	(213,906)	(178,606)
Other capital expenditures	(25,404)	(12,666)
Proceeds from sales of oil and gas properties and other	766	77,155
Net cash used in investing activities	(254,946)	(144,115)

Cash flows from financing activities:
Equity financing activities	3,025	(451)
Debt financing activities	22,857	89,745
Net cash provided by financing activities	25,882	89,294

Net increase in cash, cash equivalents, and restricted cash	6,698	19,637
Cash, cash equivalents, and restricted cash at beginning of period	48,772	36,834
Cash, cash equivalents, and restricted cash at end of period	$55,470	$56,471

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Oil, natural gas, and NGL revenues	$147,087	$75,036	$294,320	$118,826

Expenses:
Lease operating expenses	11,612	4,970	19,508	8,692
Transportation and gathering	1,880	48	3,735	298
Production taxes	15,058	9,464	28,501	10,930
Depreciation, depletion, and accretion	41,877	26,427	78,958	39,656
Unused commitment charge	—	—	—	669
General and administrative	9,406	7,605	19,006	15,805
Total expenses	79,833	48,514	149,708	76,050

Operating income	67,254	26,522	144,612	42,776

Other income (expense):
Commodity derivatives gain (loss)	(14,294)	1,328	(20,075)	4,707
Interest expense, net of amounts capitalized	—	—	—	—
Interest income	5	20	14	31
Other income	6	66	27	302
Total other income (expense)	(14,283)	1,414	(20,034)	5,040

Income before income taxes	52,971	27,936	124,578	47,816

Income tax expense	3,347	—	9,158	—
Net income	$49,624	$27,936	$115,420	$47,816

Net income per common share:
Basic	$0.20	$0.14	$0.48	$0.24
Diluted	$0.20	$0.14	$0.47	$0.24

Weighted-average shares outstanding:
Basic	242,255,724	200,831,063	242,005,211	200,769,817
Diluted	244,464,776	201,224,172	243,954,673	201,266,609

Released 8/1/2018